Exhibit 23.1

暉誼(香港)會計師事務所有限公司 PARKER RANDALL CF (H.K.) CPA LIMITED

June 2nd, 2011

Anslow +Jaclin LLP
195 Route 9 South
Manalapan, NJ 07726
Tel: 732 409 1212
Fax: 732 577 1188

Dear Sirs,

Re: Consent to Filing Form S-1/A of Green Solutions China, Inc. (Formerly known as “China Green, Inc.”)

We hereby consent to the use, in the registration statement on Form S-1/A of Green Solutions China, Inc. of our report dated September 28, 2010 except for Notes 11 and 18,which are dated May 4,2011 on our audits of the financial statements of China Green, Inc.(currently known as “Green Solutions China, Inc,”) for the years ended June 30,2010 and June 30,2009 and the results of their operations and cash flows for the two year periods then ended, and the reference to us under the caption “Experts”

Yours truly,

PARKER RANDALL CF
PARKER RANDALL CF (H.K.) CPA LIMITED
Certified Public Accountants,
Hong Kong